Exhibit 15.1

PRICEWATERHOUSECOOPERS

PricewaterhouseCoopers
ABN 52 780 433 757

Darling Park Tower 2
201 Sussex Street
GPO BOX 2650
SYDNEY NSW 1171
DX 77 Sydney
Australia
www.pwc.com/au
Telephone +61 2 8266 0000
Facsimile +61 2 8266 9999

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form 20-F of our report dated December 23, 2004, except for Note 14 for which the date is May 19, 2005, relating to the financial statements and financial statement schedule of Pharmaxis Ltd, which appear in such Registration Statement.  We also consent to the references to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers

Sydney, Australia

August 16, 2005

Liability is limited by the Accountant’s Scheme under the Professional Standards Act 1994 (NSW)